SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Filed by the registrant [X]
         Filed by a party other than the registrant [ ]

         Check the appropriate box:
         [X]  Preliminary proxy statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
         [ ]  Definitive proxy statement
         [ ]  Definitive additional materials
         [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         HI-RISE RECYCLING SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         HI-RISE RECYCLING SYSTEMS, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
      [X] No fee required.

      [ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, schedule or registration statement no.:

         (3) Filing party:

         (4) Date Filed:

                         HI-RISE RECYCLING SYSTEMS, INC.

                  16255 N.W. 54TH AVENUE, MIAMI, FLORIDA 33014

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 15, 1997

                               -------------------






To the Shareholders of Hi-Rise Recycling Systems, Inc.:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Hi-Rise Recycling Systems, Inc., a Florida corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, July 15, 1997, at the offices of the law firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel located at Citicorp Center, 153 E. 53rd Street, 35th Floor, New York, New York for the following purposes:

         (1) To elect four members to the Company's Board of Directors to hold office until the Company's 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) To consider and vote upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares; and

         (3) To transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

         All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on June 12, 1997 are entitled to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors

                                          DONALD ENGEL
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

Miami, Florida
June 18, 1997

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1997 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                         HI-RISE RECYCLING SYSTEMS, INC.

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hi-Rise Recycling Systems, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., local time, on Tuesday, July 15, 1997, at the offices of the law firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel located at Citicorp Center, 153 E. 53rd Street, 35th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the foregoing Notice of Annual Meeting of Shareholders.

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is June 18, 1997. Shareholders should review the information provided herein in conjunction with the Company's 1996 Annual Report to Shareholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 16255 N.W. 54th Avenue, Miami, Florida 33014, and its telephone number is (305) 624-9222.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) The election of four members to the Company's Board of Directors to serve until the Company's 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) A proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares; and

         (3) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) FOR the election of the four nominees for director named below and (b) FOR the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.

         The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on June 12, 1997, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 6,318,532 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present and voting at the Annual Meeting is required to approve the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted in opposition to the matter, unless such matter is one for which a greater vote is required by law or by the Company's Articles of Incorporation or Bylaws. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

         Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but will not be counted as votes cast "for" or "against" any given matter.

         A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered as shares present at the Annual Meeting, and will not be considered to have cast votes on any matters addressed at the Annual Meeting.

         A list of shareholders entitled to vote at the Annual Meeting will be available at the Company's offices, 16255 N.W. 54th Avenue, Miami, Florida 33014, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

                               SECURITY OWNERSHIP

         The following table sets forth, as of the Record Date, based on information obtained from the persons named below, the number of shares of Common Stock of the Company which were beneficially owned by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and (iv) all directors and executive officers of the Company as a group:


         NAME AND ADDRESS OF                    AMOUNT AND NATURE OF                 PERCENTAGE OF OUTSTANDING
           BENEFICIAL OWNER(1)                 BENEFICIAL OWNERSHIP(2)                     SHARES OWNED
---------------------------------------        -----------------------               -------------------------
Donald Engel........................                  550,000(3)                                 8.1%

Warren Adelson......................                  789,012(4)                                12.0%

Ira S. Merritt......................                   23,500(5)                                  *

Joel M. Pashcow.....................                   22,500(6)                                  *

All directors  and executive  officers
   as a group (8 persons)...........                1,437,174(7)                                19.1%

------------------------------

 *       Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified above is 16255 N.W. 54th Avenue, Miami, Florida 33014.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Includes 500,000 shares of Common Stock issuable upon the exercise of presently exercisable options granted under the Company's 1996 Stock Option Plan.

(4) Includes 15,000 shares of Common Stock issuable upon the exercise of presently exercisable options granted under the Company's 1993 Directors Stock Option Plan (the "1993 Directors Option Plan") and 250,000 shares of Common Stock issuable upon the exercise of warrants, which warrants are currently exercisable.

(5) Includes 22,500 shares of Common Stock issuable upon the exercise of presently exercisable options granted under the Company's 1996 Directors Stock Option Plan (the "1996 Directors Option Plan").

(6) Includes 22,500 shares of Common Stock issuable upon the exercise of presently exercisable options granted under the 1996 Directors Option Plan.

(7) Includes 23,257 shares of Common Stock which were issued to Harriet Oestreicher, Seymour Oestreicher's wife, in connection with the Company's acquisition of IDC Systems, Inc. ("IDC"), (ii) 4,000 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock held by Seymour Oestreicher, and (iii) 17,200 shares of Common Stock issuable upon the exercise of presently exercisable options to purchase Common Stock held by Michael Bracken. Does not include 5,295 shares of Common Stock issuable to Mrs. Oestreicher in February 1998. See notes (2) through (6) above.

                         ELECTION OF DIRECTORS; NOMINEES

         The Company's Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall be at least one, with the exact number of directors to be fixed from time to time in the manner provided in the Company's Bylaws. The Company's Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors within the limits specified by the Company's Articles of Incorporation. The Board of Directors has fixed at four the number of directors that will constitute the Board of Directors for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the Company's 1998 Annual Meeting of Shareholders or when his successor has been duly elected and qualified.

         Each of the current members of the Board of Directors has been nominated by the Company to be reelected as a director at the Annual Meeting. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that one or more nominees are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

                       NAME                             AGE                           POSITION
---------------------------------------------           ---     ---------------------------------------------
Donald Engel..................................          64      Chairman of the Board of Directors and Chief
                                                                Executive Officer
Seymour Oestreicher...........................          72      Vice President - Distribution Development

J. Gary McAlpin...............................          45      Chief Operating Officer

Michael Bracken...............................          38      Executive Vice President of New Construction

William J. Stone..............................          51      Executive Vice President of Sales

Warren Adelson................................          55      Director

Ira S. Merritt................................          55      Director

Joel M. Pashcow...............................          53      Director


         DONALD ENGEL has been Chairman of the Board of Directors and Chief Executive Officer of the Company since March 1996. Prior to joining the Company, Mr. Engel was a private investor. From June 1991 to June 1993, Mr. Engel served as a consultant to Bear Stearns & Co., Inc. From March 1985 to June 1991, Mr. Engel served as a consultant to Drexel Burnham Lambert where he had been managing director since 1978. Mr. Engel has served as a director of multi-national companies such as Revlon Group, Inc., Triangle Industries, Inc., and Uniroyal Chemical, Inc.

         SEYMOUR OESTREICHER has been Vice President - Distribution Development of the Company since March 1995. Mr. Oestreicher was a founder and has been Chairman of IDC, a company engaged in selling, installing and servicing trash compaction systems which was acquired by the Company in 1995, since its formation in 1987. Mr. Oestreicher was a founder and served as Chairman and President of International Dynetics Corp., a company engaged in the design, manufacture and installation of trash compaction systems, from 1969 until 1986. At IDC and International Dynetics Corp., Mr. Oestreicher oversaw the design, manufacture and sale of refuse compactors and specialized electro-hydraulic waste handling equipment primarily in New York, New Jersey and Connecticut, with distribution worldwide. From January 1951 to June 1969, he was Vice President of AMF, Inc., with responsibility for operations and sales in its International Electrical Products Division.

         J. GARY MCALPIN has been Chief Operating Officer of the Company since March 1997. Mr. McAlpin joined the Company in October 1996 as a Vice President. From January 1996 to October 1996, he served as a construction/project manager of Birwelco-Montenay, a power generator. For the prior eight years, he served as Vice President and General Manager of IDAB Incorporated, a materials handling company.

         MICHAEL BRACKEN has been Executive Vice President of New Construction Sales of the Company since July 1996. Mr. Bracken joined the Company in September 1993 as a salesman. From August 1992 to August 1993, Mr. Bracken was the General Manager and Construction Project Manager of Brickell Biscayne Condominium in Miami. Prior thereto, he served as a field manager of Schlumberger Overseas Ltd., a petroleum engineering company, for eleven years in South East Asia.

         WILLIAM J. STONE has been Executive Vice President of Sales since May 1997. Since 1990, Mr. Stone has founded a number of companies engaged in various aspects of waste handling in high-rise buildings in South Florida. Prior to 1990, he was engaged in real estate development in Texas, Toronto and Florida.

         WARREN ADELSON has been a director of the Company since May 1993. Mr. Adelson has been President of Adelson Galleries, a New York art gallery, since January 1990. From 1974 to January 1990, Mr. Adelson was Vice President of Coe Kerr Gallery, a New York City art gallery.

         JOEL M. PASHCOW has been a director of the Company since March 1996. Mr. Pashcow is now the Chairman of the Executive Committee of the Board of Trustees of Ramco-Gershenson Property Trust (NYSE) and Chairman and President of Atlantic Realty Trust. Mr. Pashcow served as the Chairman of the Board of Directors of RPS Realty Trust, a New York Stock Exchange commercial property REIT, from February 1988 to April 1996. Mr. Pashcow has served as a member of the Board of Governors of the Real Estate Securities and Syndication Institute and as a director and member of the executive committee of the National Realty Committee.

         IRA S. MERRITT has been a director of the Company since March 1996. Since his semi-retirement in 1990, Mr. Merritt, a licensed certified public accountant, has been engaged in selling residential real estate in Boca Raton, Florida. From 1988 to 1990, Mr. Merritt was employed by the Sidney Kohl Company, a Florida real estate company, where he established the firm's property management division. From 1982 to 1988, Mr. Merritt was the Executive Vice President and Chief Financial Officer of Hanover Companies, Inc. From 1975 to 1982, Mr. Merritt was the senior partner of Merritt, Levy and Cohen, an accounting firm specializing in the real estate industry.

ELECTION OF EXECUTIVE OFFICERS AND DIRECTORS

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 1996, the Company's Board of Directors held five meetings and took certain actions by written consent. During 1996, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board of Directors, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

         The only committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Board of Directors does not have a nominating or similar committee.

         Mr. Merritt is the current member of the Audit Committee, which committee did not meet during the year ended December 31, 1996. The duties and responsibilities of the Audit Committee include (a) recommending to the Board of Directors the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters.

         Messrs. Pashcow and Merritt are the current members of the Compensation Committee, which committee held one meeting during the year ended December 31, 1996. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's 1993 Stock Option Plan and 1996 Stock Option Plan.

ADDITIONAL INFORMATION CONCERNING DIRECTORS

         The Company pays non-employee directors an annual fee of $10,000 and reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors. In addition, non-employee directors of the Company's Compensation Committee and Audit Committee receive $1,000 per meeting.

         Previously, non-employee directors were eligible to receive options under the Company's 1993 Directors Option Plan. The 1993 Directors Option Plan terminated upon the approval of the 1996 Directors Option Plan by the Company's shareholders in July 1996. Non-employee directors currently are eligible to receive options under the Company's 1996 Directors Option Plan. During 1996, the Company granted options under the 1993 Directors Option Plan to purchase 5,000 shares of Common Stock to each of Ira A. Merritt and Joel M. Pashcow, as non-employee directors. In addition, the Company has granted options to purchase 21,000 shares of Common Stock to each of Messrs. Merritt and Pashcow as non-employee directors under the 1996 Directors Option Plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written or oral representations that no other reports were required for such persons, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with, except for J. Gary McAlpin, Michael Bracken and William J. Stone, each of whom failed to file timely a Form 3.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth, for the years ended December 31, 1994, 1995 and 1996, the aggregate compensation awarded to, earned by or paid to Donald Engel who has been Chief Executive Officer of the Company since March 1996, and Mark D. Shantzis who served as Chief Executive Officer until March 1996 (together, the "Named Executive Officers"). No other executive officer of the Company had aggregate compensation exceeding $100,000 during the year ended December 31, 1996. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during such fiscal years.

                                                                                                   LONG-TERM
                                                                               ANNUAL             COMPENSATION
                                                                            COMPENSATION            AWARDS
                                                                        -------------------      -------------
             NAME AND PRINCIPAL POSITION                    YEAR               SALARY             OPTIONS(#)
---------------------------------------------------         ----        -------------------      -------------
Donald Engel.......................................         1994                    --                     --
   Co-Chairman of the Board of Directors and Chief          1995                    --                     --
   Executive Officer (1)                                    1996              $138,750              500,000(2)

Mark D. Shantzis...................................         1994              $156,857(4)           100,000(5)
   Co-Chairman of the Board and President(3)                1995               171,987(4)                --
                                                            1996               148,561(4)                --

------------------------------

(1) Mr. Engel has served as the Chief Executive Officer and Co-Chairman of the Board of the Company since March 1996.

(2)      Represents options granted under the Company's 1996 Stock Option
         Plan to purchase 500,000 shares of Common Stock at an exercise price of $4.00 per share.

(3) Mr. Shantzis served as the Company's Chairman of the Board and Chief Executive Officer from inception until March 1996 when he became President and Co-Chairman of the Board. Mr. Shantzis resigned as President effective January 1, 1997 and as Co-Chairman of the Board effective May 7, 1997.

(4)      In addition, Mr. Shantzis received a monthly car allowance of $750.

(5)      Represents options granted under the Company's 1993 Stock Option
         Plan to purchase 100,000 shares of Common Stock at an exercise price of $5.00 per share.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with Donald Engel, effective as of March 25, 1996, which provides for the employment of Mr. Engel as Co-Chairman of the Board of Directors and Chief Executive Officer of the Company. Such employment agreement provides for an annual base salary of $180,000 subject to annual increases in accordance with the Consumer Price Index. The employment agreement requires Mr. Engel to devote his full time, energies and efforts to the affairs of the Company. Mr. Engel has agreed that during the term of his employment agreement and for a period of five years thereafter, he will not compete or engage in a business competitive with any recycling or solid-waste disposal business in which the Company or its subsidiaries or affiliates then engages and which operates within any state in which the Company conducts business. The employment agreement provides that Mr. Engel or the Company may terminate such agreement upon ten days notice. Upon the termination of the employment agreement, Mr. Engel will be entitled to receive any unpaid salary and accrued bonus through the date of termination.

         The Company has also entered into a three-year employment and consulting agreement with Mark D. Shantzis, effective as of March 25, 1996, which provides for the employment of Mr. Shantzis as Co-Chairman of the Board of Directors and President of the Company or Consultant to the Company. The initial term of the employment and consulting agreement will be automatically extended for successive one year terms unless either party gives notice of its intent not to extend the term at least six months prior to its expiration date (three months in the case of any extension period after the initial term). Such agreement provides for an annual base salary of $180,000 subject to annual increases in accordance with the Consumer Price Index. Mr. Shantzis has agreed that during the term of his employment and consulting agreement and for a period of one year thereafter, he will not consult, compete or engage in or own in excess of 5% of any entity which engages in the business of providing mechanical multi-story recycling and which operates within any state in which the Company conducts business. The employment and consulting agreement provides that Mr. Shantzis or the Company may terminate such agreement upon thirty days notice. Upon the termination of Mr. Shantzis' employment and/or consulting relationship with the Company, Mr. Shantzis will be entitled to receive any unpaid salary and bonus, if any, accrued through the date of termination and a lump sum severance payment in the amount of the base salary that would have been paid by the Company to Mr. Shantzis through the scheduled end of the then current term of the employment and consulting agreement.

STOCK OPTION PLANS

         In July 1993, the Company adopted the 1993 Stock Option Plan pursuant to which 350,000 shares of Common Stock were reserved for issuance to officers and other key employees and to certain other persons who are employed or engaged by the Company. In 1995, the number of shares of Common Stock reserved for issuance under the 1993 Stock Option Plan was increased by 150,000 shares to 500,000 shares. Under the 1993 Stock Option Plan, options are designated as "incentive stock options" or "non-qualified options" within the meaning of the Internal Revenue Code of 1986, as amended. The purpose of the 1993 Stock Option Plan is to encourage stock ownership by persons instrumental to the success of the Company, in order to give them a greater personal interest in the Company's business. In general, the exercise price of any stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of the grant, unless such employee owns more than 10% of the outstanding Common Stock, in which case the exercise price of any incentive stock may not be less than 110% of such fair market value. In general, the term of each option and the manner in which it may be exercised is determined by the Board of Directors, provided, that no option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the outstanding Common Stock, no more than five years. Payment for shares purchased upon exercise of any option may be in cash or in shares of the Company's Common Stock. Options are not transferable, except upon the death of an optionee. In general, the unexercised portion of an option granted to an employee under the 1993 Stock Option Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of: (i) three months after the date on which the employee's employment is terminated for any reason other than for Cause (as defined in the 1993 Stock Option Plan), mental or physical disability or death; (ii) immediately upon the termination of the employee's employment for Cause; (iii) one year after the date on which the employee's employment is terminated by reason of the employee's mental or physical disability or (iv)(A) one year after the date of termination of the employee's employment by reason of the death of the employee or (B) three months after the date of the employee's death if such death occurs during the one year period following the employee's termination as a result of mental or physical disability. As of December 31, 1996, 527,106 options have been granted and are outstanding under the 1993 Stock Option Plan at an average price of $5.31 per share.

         In July 1993, the Company also adopted the 1993 Directors Option Plan pursuant to which 50,000 shares of Common Stock have been reserved for issuance. The 1993 Directors Option Plan terminated upon the approval of the 1996 Directors Option Plan by the Company's shareholders in July 1996. Only non-employee directors were eligible to receive options under the 1993 Directors Option Plan. The 1993 Directors Option Plan provided for an automatic grant of an option to purchase 5,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of 2,500 shares of Common Stock upon such person's re-election as a director of the Company. The Company has granted to Warren Adelson options to purchase 5,000 shares of Common Stock under the 1993 Directors Option Plan at an exercise price equal to $5.00 per share, options to purchase 2,500 shares of Common Stock at an exercise price equal to $6.06 per share and options to purchase 2,500 shares of Common Stock at an exercise price of $8.25 per share. In addition, in March 1996, the Company granted to each of Messrs.

Merritt and Pashcow options under the 1993 Directors Option Plan to purchase 5,000 shares of Common Stock at an exercise price of $3.75 per share.

         In 1996, the Board of Directors and the shareholders of the Company adopted the Company's 1996 Stock Option Plan pursuant to which 1,000,000 shares of Common Stock are reserved for issuance to officers and other key employees and to certain other persons who are employed or engaged by the Company. The purpose of the 1996 Stock Option Plan is to encourage stock ownership by persons instrumental to the success of the Company, in order to give them a greater personal interest in the Company's business. The terms and provisions of the 1996 Stock Option Plan are substantially similar to those of the 1993 Stock Option Plan. In connection with the adoption of the 1996 Stock Option Plan, the Company's Compensation Committee granted to Donald Engel, the Company's Co-Chairman of the Board of Directors and Chief Executive Officer, subject to shareholder approval of the 1996 Stock Option Plan, options to purchase 500,000 shares of Common Stock at an exercise price of $4.00 per share. Such options vested in May 1996, when the price of the Common Stock increased to $6.00 per share. As of December 31, 1996, 545,000 options have been granted and are outstanding under the Company's 1996 Stock Option Plan at an average price of $4.00 per share. In addition, in March 1996, the Board of Directors adopted, subject to shareholder approval which has been obtained, the 1996 Directors Option Plan pursuant to which 150,000 shares are reserved for issuance. Only non-employee directors are eligible to receive options under the 1996 Directors Option Plan. The 1996 Directors Option Plan provides for an automatic grant of an option to purchase 20,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of 1,000 shares of Common Stock upon such person's re-election as a director of the Company. The Company has granted to each of Messrs. Pashcow and Merritt, options to purchase 20,000 shares of Common Stock under the 1996 Directors Option Plan at an exercise price of $4.00 per share and options to purchase 1,000 shares of Common Stock at an exercise price of $4.00 per share.

OPTION/SAR GRANT TABLE

         The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1996 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                     NUMBER OF           PERCENT OF TOTAL
                                     SECURITIES         OPTIONS GRANTED TO
                                     UNDERLYING            EMPLOYEES IN         EXERCISE PRICE
             NAME                OPTIONS GRANTED           FISCAL YEAR            PER SHARE        EXPIRATION DATE
-------------------------        ---------------        ------------------      --------------     ---------------
Donald Engel.................         500,000                 80.6%                 $4.00             3/24/2006

Mark D. Shantzis.............            -                      -                     -                   -


AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1996. No stock options were exercised by the Named Executive Officers during the year ended December 31, 1996. No stock appreciation rights have been granted or are outstanding.


                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                            SHARES                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                          ACQUIRED                         OPTIONS AT FY-END(#)                AT FY-END($)
                             ON           VALUE         -----------------------------    ----------------------------
          NAME             EXERCISE     REALIZED($)     EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------- ---------     -----------     -----------     -------------    -----------    -------------
Donald Engel...........        -             -            500,000             -             -(1)            -(1)

Mark D. Shantzis.......        -             -             60,000          40,000           -(1)            -(1)

---------------

(1) The closing bid price for the Company's Common Stock as reported on NASDAQ on December 30, 1996 was $3.875. Value is zero as the exercise prices for all options are greater than the price at December 30, 1996.

                              CERTAIN TRANSACTIONS

         In March 1992, the Company acquired substantially all of the assets of Events, Etc., of which Mora M. Shantzis was the sole shareholder and director. Mora M. Shantzis is the wife of Mark D. Shantzis, who resigned as President of the Company in January 1997 and as Co-Chairman of the Board in May 1997. Prior to its acquisition by the Company, Events, Etc. marketed environmental and recycling related products and accessories through catalog sales. The Company continues to market these products through its Modern Recycling Solutions catalog. In connection with this acquisition, the Company issued a promissory note in the principal amount of $24,000 (the aggregate investment that had been made by Mora M. Shantzis) which bore interest at the rate of 10% per annum commencing March 26, 1992 and continuing through March 25, 1994, at which time the entire accrued interest became due. Principal and interest became payable in monthly installments of $2,000 commencing April 1994. The Company completed payment of this note in April 1995.

         During the year ended December 31, 1993, the Company paid Equidebt Financial Group, Inc., an affiliate of Mr. Shantzis, $20,032 in lieu of compensation to Mr. Shantzis.

         During the years ended December 31, 1996 and 1995, product development expenses of $7,666 and $22,500, respectively, were paid to Tekmar Inc. ("Tekmar"), a company owned by the wife of Byron M. Blank, a former Vice President of the Company. At December 31, 1996 and 1995, the Company had a note receivable from Tekmar in the amount of $33,223 and $32,847, respectively. The note bears interest at 5.5% and is due 180 days after demand for repayment by the Company. As of the date hereof, the Company has not demanded repayment of such note and does not anticipate that it will demand repayment in the foreseeable future.

         In February 1995, the Company, through its newly-formed wholly-owned subsidiary IDC Acquisition Sub, Inc., acquired all of the outstanding capital stock of IDC Systems, Inc. ("IDC"), a New York corporation organized in November 1987 of which Harriet Oestreicher owned 47.5% of the outstanding capital stock. Mrs. Oestreicher is the wife of Seymour Oestreicher, the Company's Vice President - Distribution Development. Pursuant to the acquisition, the Company agreed to pay $500,000 in cash, of which $366,667 has been paid and $133,333 is payable in two equal annual installments, with interest at the rate of 5.5% per annum, in February of 1997 and 1998. In connection with the acquisition, the Company issued 26,667 shares of Common Stock to the former shareholders of IDC and agreed to issue additional shares of Common Stock in three equal amounts annually, commencing in February 1996. In each of April 1996 and April 1997, an aggregate of 11,148 additional shares of Common Stock were issued to the former shareholders of IDC, of which Harriet Oestreicher received an aggregate of 10,590 shares.

         The Company had entered into a two-year employment agreement with Seymour Oestreicher effective as of February 23, 1995, which provided for the employment of Mr. Oestreicher as its Vice President - Distribution Development. The employment agreement terminated pursuant to its terms in February 1997. Such employment agreement provided for an annual base salary of $45,000. Mr. Oestreicher has agreed not to compete or engage in a business competitive with the Company's current or anticipated business (including those previously conducted by IDC) during the term of his employment agreement and for a period of five years thereafter.

         The Company had entered into a two-year consulting agreement with Harriet Oestreicher, the wife of Seymour Oestreicher, effective as of February 23, 1995, which provided for the employment of Mrs. Oestreicher as a consultant to IDC. The consulting agreement terminated pursuant to its terms in February 1997. The consulting agreement provided for an annual fee of $50,000. Mrs. Oestreicher has agreed not to compete or engage in a business competitive with the Company's current or anticipated business (including those previously conducted by IDC) during the term of her consulting agreement and for a period of five years thereafter.

         In 1988, Harriet Oestreicher loaned $50,000 to IDC for working capital purposes. The Company repaid this loan in February 1995, together with interest at the rate of 10% per annum.

         In May 1995, Mark D. Shantzis and Warren Adelson, the Company's principal shareholders, reimbursed the Company with respect to a litigation settlement in the amount of $400,000 by contributing 36,129 shares and 15,484 shares, respectively, of Common Stock to the capital of the Company.

         In March 1996, the Company entered into an employment agreement with Donald Engel, the Company's Co-Chairman of the Board of Directors and Chief Executive Officer, and an employment and consulting agreement with Mark D. Shantzis, the Company's former Co-Chairman of the Board of Directors and President. See "Executive Compensation - Employment Agreements" above for a description of these agreements.

                     PROPOSAL TO APPROVE THE INCREASE IN THE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Company's Board of Directors has proposed an amendment to Article III of the Company's Articles of Incorporation that would increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares. The adoption of the amendment requires approval by the Company's shareholders.

         The Board of Directors is empowered to authorize the issuance of Common Stock. Of the 10,000,000 shares of Common Stock presently authorized for issuance, 6,318,532 shares were issued and outstanding as of the Record Date, 494,333 shares are reserved for issuance pursuant to the Company's 1993 Stock Option Plan, 10,000 shares are reserved for issuance pursuant to the Company's 1993 Directors Option Plan, 1,000,000 shares are reserved for issuance pursuant to the Company's 1996 Stock Option Plan, 150,000 shares are reserved for issuance pursuant to the Company's 1996 Directors Option Plan, 25,000 shares are reserved for issuance upon exercise of other outstanding options, 429,077 shares are reserved for issuance upon exercise of outstanding warrants and 11,250 shares are reserved for issuance to the former shareholders of IDC. Accordingly, assuming the issuance of all shares currently reserved for future issuance, the Company will have issued 8,438,192 of the 10,000,000 shares of Common Stock currently authorized for issuance, leaving only 1,561,808 shares authorized for subsequent issuance. If this proposal is approved, approximately 11,561,808 shares of Common Stock will be available for future issuance, in addition to the shares currently reserved for issuance.

         The Board of Directors believes that the Company has an insufficient number of shares of Common Stock available for future corporate transactions and that it is in the best interest of the Company to increase the authorized number of shares of Common Stock to 20,000,000. The purpose of the increase in the authorized shares of the Company's Common Stock is to provide additional authorized shares for possible use in connection with future equity offerings, acquisitions, financing programs, stock dividends or splits, corporate planning and other corporate purposes. In particular, the Board of Directors anticipates that the Company may issue additional equity securities in connection with financing transactions and/or acquisitions, although, the Company has not entered into any definitive agreements involving the issuance of additional shares of Common Stock. The Board of Directors believes authorization of the additional shares is appropriate so that it may have the flexibility to issue shares from time to time, without the delay of seeking shareholder approval (unless required by law), whenever, in its judgment, such issuance is in the best interest of the Company and its shareholders. No holder of the Common Stock has any preemptive right to subscribe for any securities of the Company. Future issuances of Common Stock could result in dilution to existing shareholders.

         In addition to such corporate purposes, an increase in the number of authorized shares of Common Stock could be used to make more difficult a change in control of the Company. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Company by causing such shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its shareholders. Furthermore, the existence of such additional authorized shares of Common Stock might have the effect of discouraging any attempt by a person or entity through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company since the issuance of such additional shares could dilute the Common Stock ownership of such person or entity. The Company is not aware of any such action that may be proposed or pending.

         The Board recommends that the first paragraph of Article III of the Company's Articles of Incorporation be amended and restated to read as follows:

         The aggregate number of shares of all classes of capital stock that this Corporation shall have authority to issue is twenty-one million (21,000,000) consisting of (i) twenty million (20,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

         A copy of the entire text of Article III of the Company's Articles of Incorporation, amended and restated as proposed herein, is provided herewith as Exhibit A to this Proxy Statement. The bold face portions of the first paragraph of Article III, as set forth in Exhibit A, reflect the changes in the Company's Articles of Incorporation that will result from the approval of this proposed amendment at the Annual Meeting.

         If the amendment to the Articles of Incorporation is approved at the Annual Meeting, it will become effective upon the filing of the amendment with the Secretary of State of the State of Florida, which is expected to be accomplished as promptly as practicable after such approval is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

            OTHER BUSINESS; REPRESENTATIVES OF THE COMPANY'S AUDITORS

         The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

         Representatives of Coopers & Lybrand LLP, the Company's independent auditors, are not expected to be present at the Annual Meeting, and, accordingly, will not be available to respond to shareholder inquiries.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1998 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than February 18, 1998.

                            By Order Of The Board of Directors

                            DONALD ENGEL
                            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Miami, Florida
June 18, 1997

                                                       EXHIBIT A

                                   ARTICLE III

                                  CAPITAL STOCK

         THE AGGREGATE NUMBER OF SHARES OF ALL CLASSES OF CAPITAL STOCK THAT THIS CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS TWENTY-ONE MILLION (21,000,000), CONSISTING OF (I) TWENTY MILLION (20,000,000) SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

         The designations and the preferences, limitations and relative rights of the Common Stock and the Preferred Stock of the Corporation are as follows:

A.       PROVISIONS RELATING TO THE COMMON STOCK.

           1.     VOTING RIGHTS.

                  (a) Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section B of this
Article III, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

                  (b) The holders of the Common Stock shall be entitled to one vote per share on all matters submitted to a vote of shareholders, including, without limitation, the election of directors.

           2. DIVIDENDS. Except as otherwise provided by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section B of this
Article III, the holders of the Common Stock shall be entitled to receive when, as and if provided by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

           3. LIQUIDATING DISTRIBUTIONS. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the Corporation, and except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided in Section B of this Article III, the remaining assets of the Corporation shall be distributed pro-rata to the holders of the Common Stock.

 B.      PROVISIONS RELATING TO THE PREFERRED STOCK

         1. GENERAL. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

         2. PREFERENCES. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

                  (b) the number of shares to constitute the class or series and the designations thereof;

                  (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                  (d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                  (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                  (g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of the Corporation;

                  (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                  (i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                        HI-RISE RECYCLING SYSTEMS, INC.
                             16255 N.W. 54TH AVENUE
                              MIAMI, FLORIDA 33014

      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

                                  COMMON STOCK

         The undersigned holder of Common Stock of Hi-Rise Recycling Systems, Inc., a Florida corporation (the "Company"), hereby appoints Donald Engel and Brad Hacker, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Company, to be held on Tuesday, July 15, 1997, at 10:00 a.m., local time, at the offices of the law firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel located at Citicorp Center, 153 E. 53rd Street, 35th Floor, New York, New York, or at any adjournment(s) or postponement(s) thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) BELOW AND THE OTHER PROPOSAL SET FORTH BELOW.

Proposal 1.   Election of Donald Engel, Warren Adelson, Ira S. Merritt, and
              Joel M. Pashcow as directors of the Company.

              [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s) (if any).

                  ______________________________________________________________


              [ ] VOTE WITHHELD from all nominees.

Proposal 2.   Proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common
              Stock from 10,000,000 to 20,000,000 shares.

              [ ] FOR                   [ ] AGAINST                [ ] ABSTAIN

                               (SEE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 1996 Annual Report to Shareholders.

                                     Dated:  ___________________ , 1997

                                     __________________________________
                                                 (Signature)
                                     __________________________________
                                          (Signature if held jointly)

                                     IMPORTANT: Please sign exactly as
                                     your name appears hereon and mail it
                                     promptly even though you may plan
                                     to attend the meeting. When shares
                                     are held by joint tenants, both
                                     should sign. When signing as attorney,
                                     executor, administrator, trustee or
                                     guardian, please give full title as
                                     such. If a corporation, please
                                     sign in full corporate name by
                                     president or other authorized officer.
                                     If a partnership, please sign in
                                     partnership name by authorized person.

                                     PLEASE MARK, SIGN AND DATE THIS PROXY CARD
                                     AND PROMPTLY RETURN IT IN THE ENVELOPE
                                     PROVIDED. NO POSTAGE NECESSARY IF MAILED
                                     IN THE UNITED STATES.